Exhibit 99.1

NANOVIRICIDES CLOSES ON $8.625 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

SHELTON, CONNECTICUT — Friday, January 24, 2020 -- NanoViricides, Inc. (NYSE American: NNVC) (the "Company") a global leader in the development of highly effective antiviral therapies based on a novel nanomedicines platform, today announced that it has completed an underwritten public offering (the “Offering”) with gross proceeds of $8.625 million before deducting underwriting discounts and other estimated offering expenses. The Offering included 2.5 million shares of the Company’s common stock, and 375,000 additional shares from the exercise of the underwriter’s option to purchase to cover over-allotments at the public offering price of $3.00 per share. Aegis Capital Corp. acted as sole bookrunner for the offering.

The net proceeds to the Company after underwriter’s commission and agreed upon customary fees and expenses were approximately $7.78 million, before deducting the Company’s legal and accounting expenses related to the Offering. The Company intends to use the net proceeds to fund general corporate purposes and to fund ongoing operations and to repay certain accounts payable to related parties.

This Offering was made pursuant to an effective registration statement on Form S-1 (No. 333-235306) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 09, 2020. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company believes this financing provides valuable capital to help the Company advance its drug pipeline into human clinical trials. The Company anticipates filing an IND with the US FDA to advance NV-HHV-101 into human clinical trials for topical dermal treatment of the shingles rash as the initial indication.

The market size for the treatment of shingles is estimated at approximately one billion dollars by various estimates. These estimates take into account the Shingrix® vaccine as well as existing vaccines. About 500,000 to 1million cases of shingles occur in the USA alone every year.

The market size for our immediate target drugs in the HerpeCide™ program is variously estimated at billions to tens of billions of dollars. The Company believes that its dermal topical cream for the treatment of shingles rash will be its first drug heading into clinical trials. The Company believes that additional topical treatment candidates in the HerpeCide™ program, namely, HSV-1 "cold sores" treatment, and HSV-2 "genital ulcers" treatment are expected to follow the shingles candidate into IND-enabling development and then into human clinical trials. These additional candidates are based on NV-HHV-101, thereby maximizing return on investments and shareholder value.

The Company develops its class of drugs, that we call nanoviricides®, using a platform technology. This approach enables rapid development of new drugs against a number of different viruses. A nanoviricide is a “biomimetic” - it is designed to “look like” the cell surface to the virus. The nanoviricide® technology enables direct attacks at multiple points on a virus particle. It is believed that such attacks would lead to the virus particle becoming ineffective at infecting cells. Antibodies in contrast attack a virus particle at only a maximum of two attachment points per antibody. In addition, the nanoviricide technology also simultaneously enables attacking the rapid intracellular reproduction of the virus by incorporating one or more active pharmaceutical ingredients (APIs) within the core of the nanoviricide. The nanoviricide technology is the only technology in the world, to the best of our knowledge, that is capable of both (a) attacking extracellular virus, thereby breaking the reinfection cycle, and simultaneously (b) disrupting intracellular production of the virus, thereby enabling complete control of a virus infection.

About NanoViricides

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. Our lead drug candidate is NV-HHV-101 with its first indication as dermal topical cream for the treatment of shingles rash. The Company is also developing drugs against a number of viral diseases including oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. The Company has previously worked on developing drug candidates against the MERS coronavirus. The Company’s technology is based on broad, exclusive, sub-licensable, field licenses to drugs developed in these areas from TheraCour Pharma, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements, including, but not limited to, the company’s proposed follow-on offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs, including the expectation that the offering will be successfully completed. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the company cautions investors that actual results may differ materially from the anticipated results. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products. FDA refers to US Food and Drug Administration. IND application refers to Investigational New Drug application.

Contact:
NanoViricides, Inc.
info@nanoviricides.com

Public Relations Contact:
MJ Clyburn
TraDigital IR

clyburn@tradigitalir.com